Exhibit 99.1

MetaBank Provides 2018 Tax Season Update

Sioux Falls, S.D., March 5, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced today preliminary 2018 tax season results at its bank subsidiary, MetaBank®. For the period December 1, 2017 through February 28, 2018, MetaBank originated approximately $1.26 billion in refund advance loans across its multiple tax partners, all of which were retained. Comparatively, during the corresponding period for the 2017 tax season, MetaBank originated approximately $1.26 billion of refund advance loans, of which approximately $686 million were sold to its various bank partners and $576 million were retained.
While there is still meaningful refund transfer volume expected to take place in March and April, consistent with activity during the 2017 tax season, the Company expects to process approximately 2.5 million in refund transfers from January through April through its EPS Financial (“EPS”) and Refund Advantage (“RA”) divisions. In comparison, the Company processed just over 2.4 million refund transfers during the same period in 2017.
“While some partners originated more and others less than we expected in refund advance loans, we successfully achieved volume outcomes in total above our previously stated October tax season preview guidance, as the Company was able to originate over $1.2 billion in refund advance loans during the 2018 tax season,” said Chairman and CEO J. Tyler Haahr. “We were pleased with the effectiveness of our processing standards and partner relationships. The prior acquisition of Specialty Consumer Services (“SCS”) and their credit underwriting platform in December 2016 has thus far provided a loss rate experience in line with our expectations, and we expect to continue to update loss reserves through the remainder of the fiscal year. Overall, on a combined basis for refund transfer and refund advance activity, pre-tax net income for our tax services business for fiscal year 2018 is still expected to be consistent with pre-tax net income for the prior fiscal year. The infrastructure that we built has again performed well this tax season and we believe MetaBank is properly positioned to participate in market share growth with our partners in the foreseeable future.”
“While refund advance loan balances in the 2018 tax season were driven by both larger refund advance loan sizes offered to taxpayers and more loans originated, we expect continued organic growth for the 2019 tax season will be driven by an increase in the number of approved loans with sizes similar to 2018,” stated President Brad Hanson. “We are inspired by the 2018 tax season results realized thus far, and are eager to work with our tax partners to prepare for what we believe is reasonable growth potential of up to 10% in 2019 based on our existing relationships and current industry knowledge."
This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.
Forward-Looking Safe Harbor Statement
This release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding results for the 2018 tax season relating to refund advance loans and refund transfers, including with respect to loan volume and pre-tax net income, statements regarding anticipated growth in the Company’s tax services business, both on an absolute basis and relative to the tax services market, and statements regarding an anticipated increase in taxpayer applications in the 2019 tax season. The accuracy of these statement are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include the risk that Meta may, in connection with the anticipated increase in refund advance loans, recognize more significant loan losses than expected; the risks of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance or usage of Meta’s partners’ refund advance products, including due to the effectiveness of the marketing efforts for such products by Meta’s partners, the implementation of alternative products by competitors of Meta’s partners or otherwise; changes in Internal Revenue Service refund processing practices; changes in tax laws; and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Meta expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Meta or its subsidiaries.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com